UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): March 13, 2009 (March 12, 2009)

Sona Mobile Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-12817	95-3087593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10100 West Charleston Blvd., Suite 160 Las Vegas, Nevada	89135
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number including area code:	(702) 243-7662

(Former name or former address, if changed since last report.)

245 Park Avenue New York, New York	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number including area code:	(212) 486-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.	Bankruptcy or Receivership
On March 12, 2009, Sona Mobile Holdings Corp. (the “Company”) determined to seek relief under the provisions of chapter 7 of Title 11 of the United States Code (the “Bankruptcy Code”) before the United States Bankruptcy Court, District of Nevada (the “Court”).  As a result of the filing, the Company is ceasing its business operations.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
The Company’s filing under Chapter 7 of the Bankruptcy Code will constitute an event of default under the 8% senior unsecured convertible debentures due 2010 in the aggregate principal amount of $3.0 million (the “2007 Notes”) with certain accredited investors, which include an acceleration clause for all outstanding amounts.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)           Robert P. Levy, M. Jeffrey Branman, Ian R James, Anthony P. Toohey, and Kimberly P. Stein are resigning from their respective positions as members of the Board of the Company, effective March 13, 2009.

Anthony P. Toohey, President and Chief Executive Officer, Kimberly P. Stein, Vice President - Corporate and General Counsel, Corporate Secretary, and Treasurer, and Kurtis Allen, Controller and Principal Accounting Officer are resigning from their respective officer positions with the Company effective March 13, 2009.  The Company is terminating the remainder of the employees effective March 13, 2009.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sona Mobile Holdings Corp. (Registrant)

Date: March 13, 2009	By:	/s/ Anthony P. Toohey
Name: Anthony P. Toohey Title: Chief Executive Officer

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